Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT, dated as of August 26, 2021 (this “First Amendment”), is by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and Riverview Financial Corporation, a Pennsylvania corporation (“Riverview”), and amends that certain Agreement and Plan of Merger dated as of June 30, 2021 by and between Mid Penn and Riverview (the “Agreement”).

WHEREAS, the Boards of Directors of Mid Penn and Riverview have determined that it is in the best interests of their respective companies to amend the Agreement as set forth herein to provide certain clarification.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment of the Agreement. The Agreement is hereby amended as follows:

(a)	Section 4.18 of the Agreement is amended to read in its entirety as follows:

4.18	Required Vote.

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Riverview Shareholders’ Meeting is required to approve this Agreement and the Merger under Riverview’s articles of incorporation and the PBCL; provided that this Agreement and the Merger were approved by seventy percent (70%) of the members of Riverview’s Board of Directors, which approval by such percentage of the members of the Board of Directors of Riverview was obtained prior to the execution of this Agreement by Riverview.

(b)    Section 8.2(a) of the Agreement is amended to delete the phrase “(but no later than 60 days after the execution of this Agreement)” appearing in the second sentence thereof.

(c)    Section 8.3 of the Agreement is amended to delete the phrase “(but in no event later than 45 days after the execution of this Agreement as it relates to the filings with the Bank Regulators)” appearing in the first sentence thereof.

2.	Provisions of Agreement; Counterparts.

This First Amendment shall be part of the Agreement and the provisions of the Agreement as amended hereby shall be applicable to this First Amendment. Except as specifically provided in this First Amendment and as the context of this First Amendment otherwise may require to give effect to the intent and purposes of this First Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications. This First Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, Mid Penn and Riverview have caused this First Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name:	Rory G. Ritrievi
Title:	Chairman, President and Chief Executive Officer

RIVERVIEW FINANCIAL CORPORATION

By:	/s/ Brett D. Fulk
Name:	Brett D. Fulk
Title:	President & Chief Executive Officer